Exhibit 99.1
Kimberly-Clark Announces First Quarter 2025 Results and Updates 2025 Outlook
Results driven by strong in-market execution and effective cost management in dynamic operating environment
Full year outlook adjusted to reflect potential incremental costs from a more uncertain geopolitical landscape

DALLAS, April 22, 2025 - Kimberly-Clark Corporation (NYSE: KMB) today reported first quarter 2025 results driven by resilient consumer demand, the introduction of pioneering innovative new products, and leveraging sustained productivity momentum.
“Building on the strong foundation we established in 2024, we made further progress across the three pillars of our Powering Care strategy in the first quarter of 2025,” said Kimberly-Clark Chairman and CEO, Mike Hsu. “Despite the evolving external landscape, our first quarter was consistent with our full-year plan.”
Hsu continued, “At the same time, the current environment will now mean greater costs across our global supply chain versus our expectations at the beginning of the year. However, we remain confident in our ability to offset these costs over time and unlock our long-term potential. Our strong productivity momentum is fueling investments to advance our competitive advantage and driving profitability. Our innovation across the good-better-best value spectrum is winning with consumers and enabling us to gain share. I am proud of the effort of our teams around the world. Their commitment has positioned Kimberly-Clark to usher in our next chapter of growth and continue to deliver Better Care for a Better World.”
Quarter Highlights
•Net sales of $4.8 billion were down 6.0 percent, driven primarily by impacts of currency and divestitures and business exits, with an organic sales decline of 1.6 percent versus the prior year.
•Reported gross margin was 35.8 percent; adjusted gross margin was 36.9 percent, down 20 basis points versus the prior year.
•Diluted earnings per share were $1.70; adjusted earnings per share were $1.93, down 4.0 percent versus prior year.
First Quarter 2025 Results
Net sales of $4.8 billion were 6.0 percent lower than the prior year, including negative impacts of approximately 2.4 percent from foreign currency translation and approximately 2.0 percent from a combination of the PPE divestiture and the exit of the company's private label diaper business in the US. Organic sales decreased 1.6 percent driven by a 1.5 percent decrease in price while volume and mix were in line with a year ago.
Gross margin was 35.8 percent in the quarter, inclusive of $53 million, or approximately 110 basis points, of charges related to the 2024 Transformation Initiative. Excluding these charges, adjusted gross margin was 36.9 percent, down 20 basis points versus the prior year.
First quarter operating profit was $769 million compared to $853 million in the prior year. Operating profit in each period was inclusive of 2024 Transformation Initiative charges totaling $75 million and $45 million, respectively.

Excluding these items, adjusted operating profit was $844 million, down 6.0 percent versus the prior year and inclusive of an unfavorable impact from currency translation of 2.2 percent.
Net interest expense was $57 million and in line with the prior year.
The first quarter effective tax rate was 23.8 percent, in line with the prior year. On an adjusted basis, the effective rate was 21.4 percent compared to 23.6 percent in the prior year. The first quarter of 2025 benefited from the resolution of certain tax matters.
Net income of equity companies was $44 million compared to $61 million in the prior year driven primarily by unfavorable currency impacts.
Diluted EPS in the quarter were $1.70 on a reported basis, down from $1.91 in the prior year. Reported amounts are inclusive of charges related to the company's 2024 Transformation Initiative of $0.23 and $0.10, respectively. On an adjusted basis, EPS decreased 4.0 percent to $1.93 as the benefits from a lower adjusted effective tax rate were partially offset by lower adjusted operating profit and lower net income of equity companies.
Business Segment Results
(Unaudited)

Q1 change vs year ago (%)	Volume	Mix/Other	Net Price	Divestitures and Business Exits(c)	Currency Translation	Total(a)	Organic(b)
Consolidated	(0.2)	0.1	(1.5)	(2.0)	(2.4)	(6.0)	(1.6)
NA	(0.1)	0.1	(0.6)	(2.9)	(0.4)	(3.9)	(0.6)
IPC	(0.6)	0.3	(2.5)	—	(6.0)	(8.9)	(2.8)
IFP	0.5	(0.1)	(2.6)	(2.9)	(2.6)	(7.7)	(2.3)
(a)    Total may not sum across due to rounding.
(b)    Represents the change in net sales excluding the impacts of currency translation and divestitures and business exits. Organic Sales Growth is a non-GAAP financial measure. See "Summary of Non-GAAP Financial Measures" below for reconciliations of our GAAP to non-GAAP measures.
(c)    Impact of the sale of the PPE business, the exit of the Company's private label diaper business in the United States, and other exited businesses and markets in conjunction with the 2024 Transformation Initiative.

North America (NA)
North America net sales of $2.7 billion decreased 3.9 percent in the quarter, driven by a combination of the PPE divestiture and the exit of the company's private label diaper business in the US. Organic sales declined 0.6 percent primarily driven by unfavorable price impacts of 0.6 percent reflecting targeted investments in the price pack architecture of the Baby and Child Care portfolio and enhancing value propositions in Professional.
Operating profit of $676 million increased 1.3 percent driven by strong productivity savings and optimization in marketing, selling, research and general expenses, partially offset by the impacts of divestiture and business exits and planned investments in the price-value tiers of the portfolio.
International Personal Care (IPC)
IPC net sales of $1.4 billion decreased 8.9 percent while organic sales decreased 2.8 percent, primarily driven by price investments across markets as we continually improve our value propositions across the portfolio.
Operating profit of $194 million decreased 19.8 percent, including an unfavorable currency translation impact of 5.0%. Operating profit decline was driven by planned investments in price-value tiers resulting in negative pricing net of cost inflation partially offset by productivity savings.
International Family Care & Professional (IFP)
IFP sales of $791 million decreased 7.7 percent primarily due to divestitures and business exits and unfavorable currency impacts. Organic sales decreased 2.3 percent driven by unfavorable price impacts of 2.6 percent reflecting price investments to remain competitive across International Family Care markets.
Operating profit of $106 million decreased 3.6 percent primarily driven by unfavorable currency translation impacts as favorable costs and strong productivity savings were offset by investments in price-value propositions.
Cash Flow and Balance Sheet
Cash provided by operations was $327 million compared to $438 million driven mainly by the decline in operating profit. Capital spending was $204 million compared to $194 million last year, and the company returned $466 million to shareholders through dividends and repurchases of common stock. Total debt was $7.2 billion as of March 31, 2025, down from $7.4 billion as of December 31, 2024.
2025 Outlook
Consistent with the Company's long term growth algorithm, 2025 Organic Sales Growth is expected to outpace the weighted average growth in the categories and countries it competes, which are currently growing in the range of one and a half to two percent, compared to approximately two percent at the start of the year. Reported Net Sales are forecast to reflect a negative impact of approximately 200 basis points from currency translation, compared to approximately 300 basis points previously, as well as a negative 240 basis point impact from a combination of the PPE divestiture and the exit of the company's private label diaper business in the US.
To reflect a reassessment of its cost base, including potential impacts from changes in the global geopolitical landscape, the company now expects its 2025 Adjusted Operating Profit to be flat to positive on a constant-currency basis versus the prior year, compared to a previous expectation of high single-digit growth on a constant currency basis. This outlook continues to include a negative 320 basis point impact from a combination of its PPE divestiture and the exit of the company's private label diaper business in the US. Operating Profit growth is also expected to be negatively impacted by approximately 200 basis points from currency translation, compared to a previous expectation for a negative 300 basis point impact.
For the same reasons, Adjusted Earnings Per share are now expected to be flat to positive on a constant-currency basis including a negative 320 basis point impact from a combination of its PPE divestiture and the exit of the company's private label diaper business in the US as well as a negative 100 basis point impact from items below operating profit including an impact from higher net interest expense, a higher effective adjusted tax rate and lower shares outstanding, among others. Earnings Per Share are also currently expected to be negatively impacted by approximately 300 basis points from currency translation, including the impact on income from equity interests, compared to a previous expectation for a negative 350 to 400 basis point impact.
Finally, related to the incremental profit pressures the Company expects to experience, Adjusted Free Cash Flow is now expected to be approximately $2 billion in 2025 compared to a previous expectation of more than $2 billion.
This outlook reflects assumptions subject to change given the macro environment.
Supplemental Materials and Live Webcast
Supplemental materials will be available at approximately 7:05 a.m. Eastern Daylight Time in the Investor Relations section of the Kimberly-Clark website. The company will host a live Q&A session with investors and analysts on April 22, 2025, at 8:30 a.m. Eastern Daylight Time. The supplemental materials and Kimberly-Clark's Q&A session can be accessed at the Kimberly-Clark website. A replay of the webcast will be available following the event through the same website.
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries and territories. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 70 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. We are proud to be recognized as one of the World’s Most Ethical Companies(R) by Ethisphere for the seventh year in a row and one of Fortune's Most Innovative Companies in America in 2024. To keep up with the latest news and to learn more about the company's more than 150-year history of innovation, visit the Kimberly-Clark website.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's website.
Forward Looking Statements
Certain matters contained in this news release concerning the business outlook, including raw material, energy and other input costs, the anticipated charges and savings from the 2024 Transformation Initiative, cash flow and uses of cash, growth initiatives, innovations, marketing and other spending, net sales, anticipated currency rates and exchange risks, including the impact in Argentina and Türkiye, effective tax rate, contingencies and anticipated transactions of Kimberly-Clark, including dividends, share repurchases and pension contributions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are based upon management's expectations and beliefs concerning future events impacting Kimberly-Clark. There can be no assurance that these future events will occur as anticipated or that our results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them.
The assumptions used as a basis for the forward-looking statements include many estimates that, among other things, depend on the achievement of future cost savings and projected volume increases. In addition, many factors outside our control, including the risk that we are not able to realize the anticipated benefits of the 2024 Transformation Initiative (including risks related to disruptions to our business or operations or related to any delays in implementation), war in Ukraine (including the related responses of consumers, customers, and suppliers and sanctions issued by the U.S., the European Union, Russia or other countries), government trade or similar regulatory actions (including current and potential trade and tariff actions affecting the countries where we operate and the resulting negative impacts on our supply chain, commodity costs, and consumer spending), pandemics, epidemics, fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, supply chain disruptions, disruptions in the capital and credit markets, counterparty defaults (including customers, suppliers and financial institutions with which we do business), failure to realize the expected benefits or synergies from our acquisition and disposition activity, impairment of goodwill and intangible assets and our projections of operating results and other factors that may affect our impairment testing, changes in customer preferences, severe weather conditions, regional instabilities and hostilities (including the war in Israel), potential competitive pressures on selling prices for our products, energy costs, general economic and political conditions globally and in the markets in which we do business, as well as our ability to maintain key customer relationships, could affect the realization of these estimates.
The factors described under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, or in our other SEC filings, among others, could cause our future results to differ from those expressed in any forward-looking statements made by us or on our behalf. Other factors not presently known to us or that we presently consider immaterial could also affect our business operations and financial results.

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31
	2025	2024	Change
Net Sales	$4,840	$5,149	(6.0%)
Cost of products sold	3,107	3,238	(4.0%)
Gross Profit	1,733	1,911	(9.3%)
Marketing, research and general expenses	941	1,039	(9.4%)
Other (income) and expense, net	23	19	21.1%
Operating Profit	769	853	(9.8%)
Nonoperating expense	(18)	(15)	20.0%
Interest income	7	10	(30.0%)
Interest expense	(64)	(67)	(4.5%)
Income Before Income Taxes and Equity Interests	694	781	(11.1%)
Provision for income taxes	(165)	(184)	(10.3%)
Income Before Equity Interests	529	597	(11.4%)
Share of net income of equity companies	44	61	(27.9%)
Net Income	573	658	(12.9%)
Net income attributable to noncontrolling interests	(6)	(11)	(45.5%)
Net Income Attributable to Kimberly-Clark Corporation	$567	$647	(12.4%)

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.71	$1.92	(10.9%)
Diluted	$1.70	$1.91	(11.0%)

Cash Dividends Declared	$1.26	$1.22	3.3%

Common Shares Outstanding	March 31
	2025	2024
Outstanding shares as of	331.9	336.8
Average diluted shares for three months ended	333.3	338.3

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions)
(Unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current Assets
Cash and cash equivalents	$563	$1,021
Accounts receivable, net	2,176	2,009
Inventories	1,909	1,822
Other current assets	633	728
Total Current Assets	5,281	5,580
Property, Plant and Equipment, Net	7,507	7,513
Investments in Equity Companies	354	314
Goodwill	1,971	1,964
Other Intangible Assets, Net	85	87
Other Assets	1,107	1,088
TOTAL ASSETS	$16,305	$16,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$766	$568
Trade accounts payable	3,601	3,715
Accrued expenses and other current liabilities	2,139	2,319
Dividends payable	415	402
Total Current Liabilities	6,921	7,004
Long-Term Debt	6,481	6,875
Noncurrent Employee Benefits	640	643
Deferred Income Taxes	319	326
Other Liabilities	683	686
Redeemable Preferred Securities of Subsidiaries	37	37
Stockholders' Equity
Kimberly-Clark Corporation	1,101	840
Noncontrolling Interests	123	135
Total Stockholders' Equity	1,224	975
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,305	$16,546

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions)
(Unaudited)

	Three Months Ended March 31
	2025	2024
Operating Activities
Net income	$573	$658
Depreciation and amortization	218	185
Stock-based compensation	32	32
Deferred income taxes	7	(11)
Net (gains) losses on asset and business dispositions	10	5
Equity companies' earnings (in excess of) less than dividends paid	(39)	(61)
Operating working capital	(476)	(367)
Postretirement benefits	3	2
Other	(1)	(5)
Cash Provided by Operations	327	438
Investing Activities
Capital spending	(204)	(194)
Investments in time deposits	(99)	(97)
Maturities of time deposits	186	119
Other	(2)	(9)
Cash Used for Investing	(119)	(181)
Financing Activities
Cash dividends paid	(405)	(398)
Change in short-term debt	45	4
Debt repayments	(250)	—
Proceeds from exercise of stock options	30	3
Repurchases of common stock	(61)	(54)
Cash dividends paid to noncontrolling interests	(18)	(19)
Other	(24)	(21)
Cash Used for Financing	(683)	(485)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	17	(12)
Change in Cash and Cash Equivalents	(458)	(240)
Cash and Cash Equivalents - Beginning of Period	1,021	1,093
Cash and Cash Equivalents - End of Period	$563	$853

KIMBERLY-CLARK CORPORATION
BUSINESS SEGMENT RESULTS
(Millions)
(Unaudited)

	Three Months Ended March 31
	2025	2024	Change
Net Sales
NA	$2,666	$2,774	(3.9%)
IPC	1,383	1,518	(8.9%)
IFP	791	857	(7.7%)
Total Net Sales	$4,840	$5,149	(6.0%)

Operating Profit
NA	$676	$667	1.3%
IPC	194	242	(19.8%)
IFP	106	110	(3.6%)
Segment Operating Profit(a)	976	1,019	(4.2%)
Corporate & Other	(207)	(166)	24.7%
Total Operating Profit	$769	$853	(9.8%)
(a)Total Segment Operating Profit is a non-GAAP financial measure as it excludes certain unallocated general corporate expenses and income and expense not associated with the ongoing operations of the segments. Refer to "Summary of Non-GAAP Financial Measures" below for further discussion of how we utilize non-GAAP financial measures. As shown above, we have included a reconciliation to Total Operating Profit, as determined in accordance with GAAP.

SUMMARY OF NON-GAAP FINANCIAL MEASURES
The following provides the reconciliation of the non-GAAP financial measures provided in this news release to the most closely related GAAP measure. These measures include: Organic Sales Growth, Adjusted Gross Profit, Adjusted Operating Profit, Adjusted Earnings per Share, and Adjusted Effective Tax Rate.
•Organic Sales Growth is defined as the change in consolidated Net Sales, as determined in accordance with U.S. GAAP, excluding the impacts of currency translation and divestitures and business exits.
•Adjusted Gross and Operating Profit, Adjusted Earnings per Share, and Adjusted Effective Tax Rate are defined as consolidated Gross Profit, Operating Profit, Diluted Earnings per Share, and Effective Tax Rate, respectively, as determined in accordance with U.S. GAAP, excluding the impacts of certain items that management believes do not reflect our underlying operations, and which are discussed in further detail below.
The income tax effect of these non-GAAP items on the Company's Adjusted Earnings per Share is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. The impact of these non-GAAP items on the Company’s effective tax rate represents the difference in the effective tax rate calculated with and without the non-GAAP adjustment on Income Before Income Taxes and Equity Interests and Provision for income taxes.
We use these non-GAAP financial measures to assist in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that we do not believe reflect our underlying and ongoing operations. We believe that presenting these non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating our results. We believe that the presentation of these non-GAAP financial measures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliation to those measures, provides investors with additional understanding of the factors and trends affecting our business than could be obtained absent these disclosures.
These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with our unaudited interim condensed consolidated financial statements prepared in accordance with GAAP. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. We compensate for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. Certain non-GAAP financial measures referenced in this news release are presented on a forward-looking basis. Kimberly-Clark does not provide a reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because it is unable to predict certain adjustment items without unreasonable effort. Please note that these items could be material to Kimberly-Clark’s results calculated in accordance with GAAP.
The non-GAAP financial measures exclude the following items for the relevant time periods:
•2024 Transformation Initiative - We initiated this transformation to create a more agile and focused operating structure that will accelerate our proprietary pipeline of innovation in right-to-win spaces and improve our growth trajectory, profitability, and returns on investment.
The following table provides a reconciliation of Organic Sales Growth:

	Three Months Ended March 31, 2025
	Percent change vs. the prior year period
	NA	IPC	IFP	Consolidated
Net Sales Growth	(3.9)	(8.9)	(7.7)	(6.0)
Currency Translation	0.4	6.0	2.6	2.4
Divestitures and Business Exits	2.9	—	2.9	2.0
Organic Sales Growth(a)	(0.6)	(2.8)	(2.3)	(1.6)
(a)    Table may not foot due to rounding.

The following table provides a reconciliation of Adjusted Gross Profit:

	Three Months Ended March 31
	2025	2024
Gross Profit	$1,733	$1,911
2024 Transformation Initiative	53	—
Adjusted Gross Profit	$1,786	$1,911
The following table provides a reconciliation of Adjusted Operating Profit:

	Three Months Ended March 31
	2025	2024
Operating Profit	$769	$853
2024 Transformation Initiative	75	45
Adjusted Operating Profit	$844	$898
The following table provides a reconciliation of Adjusted Earnings per Share:

	Three Months Ended March 31
	2025	2024
Diluted Earnings per Share	$1.70	$1.91
2024 Transformation Initiative	0.23	0.10
Adjusted Earnings per Share(a)	$1.93	$2.01
(a)    The non-GAAP adjustments included above are presented net of tax. The income tax effect of these non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. Refer to the Adjusted Effective Tax Rate reconciliation below for the tax effect of these adjustments on the Company's reported Provision for income taxes.
The following table provides a reconciliation of the Adjusted Effective Tax Rate:

	Three Months Ended March 31
	2025		2024
	Income Before Income Taxes and Equity Interests	Provision for Income Taxes	Income Before Income Taxes and Equity Interests	Provision for Income Taxes
As Reported	$694	$(165)	$781	$(184)
2024 Transformation Initiative	77	—	45	(11)
As Adjusted	$771	$(165)	$826	$(195)

Effective Tax Rate
As Reported		23.8%		23.6%
As Adjusted		21.4%		23.6%

Investor Relations contact: Christopher Jakubik, CFA, KC.InvestorRelations@kcc.com
Media Relations contact: Kyrsten Aspegren, media.relations@kcc.com

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